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                                                                    EXHIBIT 99.1

                                                              MICHAEL A. PIRAINO
                                                         CHIEF FINANCIAL OFFICER
                                                        (714) 553-1102, EXT. 146

                     DATA PROCESSING RESOURCES CORPORATION
                              ACQUIRES EXi CORP.

                                      --

      SOFTWARE ENGINEERING STAFFING FIRM, BASED IN MINNEAPOLIS, MINNESOTA

NEWPORT BEACH, CALIFORNIA, May 21, 1998 - Data Processing Resources Corporation (Nasdaq:DPRC) today announced that it has acquired EXi Corp. ("EXi") by merger for cash and shares of DPRC restricted common stock.

     The other terms of the acquisition were not disclosed. It continues to be DPRC's strategy to make accretive acquisitions on a twelve month trailing basis.

     EXi, founded eighteen years ago, maintains its offices in Minneapolis, Minnesota. EXi's information technology staffing and solutions business engages primarily in supporting the software engineering and network technology marketplace. EXi's revenues for the twelve months ended March 31, 1998 were approximately $7.2 million. The business currently employs approximately 80 consultants and services approximately 20 clients in the metropolitan Minneapolis area.

     Commenting on the acquisition, David M. Connell, DPRC's President and Chief Operating Officer, stated, "This acquisition represents our commitment toward developing the specialty services segment of our business. In March 1998, we opened an office in San Diego, California dedicated to serving the needs of the software engineering market. This acquisition represents an extension of these services and our first opportunity to put the funds to work we recently raised in the 5 1/4% Convertible Subordinated Notes Offering completed in March of this year."

     Mr. Connell added, "We are exceptionally pleased to have added additional management talent and strength to our organization, and specifically to expand our presence in DPRC's Central region, as a result of this acquisition. Mr. Richard Reynertson,
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President of EXi, as well as a team of key managers, will remain in place post acquisition pursuant to the terms of their respective employment agreements."

     Mr. Reynertson stated, "We are excited about the dual opportunity to cross-sell additional IT services and offer our expertise to DPRC's existing markets. Access to DPRC's extensive financial resources should allow us to accelerate expansion in our own market."

     Statements herein concerning the Company's growth and strategies may include forward-looking statements, and the Company's actual results may differ materially from those suggested as a result of various factors, including, without limitation, the Company's ability to recruit and retain qualified technical consultants; identify, acquire and integrate suitable acquisition candidates; obtain sufficient working capital to support such growth; and compete successfully with existing and future competitors. Interested parties should refer to the disclosures set forth under the caption "Risk Factors" and elsewhere in the Company's prospectus dated January 21, 1997 for additional information regarding risks affecting the Company's financial condition and results of operations.

Data Processing Resources Corporation provides information technology staffing services through a network of seventeen branch locations and four international recruiting offices to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http://www.dprc.com. For more investor information via facsimile, please call 1-800-PRO-INFO and enter client code DPRC.

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